For the six month period ended (a) 7/31/00
File number (c) 811-09439
	SUB-ITEM 77 0
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

1.	Name of Issuer
MetLife Common Stock

2.	Date of Purchase
  4/4/00

3.	Number of Securities Purchased
  5,590.03

4.	Dollar Amount of Purchase
  $79,658

5.	Price Per Unit
  $14.25

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom Purchased
Credit Suisse First Boston

7.	Other Members of the Underwriting Syndicate

	Merrill Lynch
	Prudential Securities

8.	Board of Directors determine no less frequently than quarterly that all purchases made during the preceding quarter were effected in compliance with such procedures that are reasonably designed to provide that the purchase complies with all the conditions of Rule 10f-3 of the Investment Company Act.